Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

NANO-X IMAGING LTD

(Exact Name of Registrant as Specified in its Amended and Restated Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type		Carry Forward File Number		Carry Forward Initial Effective Date		Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	—	Ordinary shares, par value NIS 0.01 per share		457(o)	—	—	—	—	—	$100,000,000	—		—	$14,760.00
Carry Forward Securities
Carry Forward Securities	—		—		—		—				—					—	—	—	—	—	—	—
	Total Offering Amounts										$100,000,000				$14,760.00
	Total Fees Previously Paid														$14,760.00
	Total Fee Offsets														—
	Net Fee Due														$0.00